Exhibit 13.2
Management’s Report to the Shareholders of Cascades Inc.
March 14, 2011
The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors.
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada and include certain estimates that reflect management’s best judgment.
Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Company’s consolidated financial statements and business activities.
The Management of the Company is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with generally accepted accounting principles. Such internal controls systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.
External and internal auditors have free and independent access to the Audit Committee, which is comprised of outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.
The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles, including a reconciliation to United States generally accepted accounting principles.
Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.
Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as at December 31, 2010 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment, management has concluded that internal control over financial reporting was effective as at December 31, 2010.

/s/ Alain Lemaire	/s/ Allan Hogg
Alain Lemaire	Allan Hogg
President and Chief Executive Officer	Vice-President and Chief Financial Officer
Kingsey Falls, Canada	Kingsey Falls, Canada

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	40

Independent Auditor’s Report
to the Shareholders of Cascades Inc.
We have audited the accompanying consolidated financial statements of Cascades Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2010 and 2009 and the consolidated statements of earnings (loss), comprehensive income (loss), statement of equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the related notes, including a summary of significant accounting policies.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cascades Inc. and its subsidiaries as at December 31, 2010 and 2009 and the results of their operations and their cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.
/s/ PricewaterhouseCoopers LLP 1
Montréal, Canada
March 14, 2011

[1]	Chartered accountant auditor permit No. 19653

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	41

Consolidated Balance Sheets

As at December 31, 2010 and 2009
(in millions of Canadian dollars)	Note		2010	2009

Assets
Current assets
Cash and cash equivalents			10	19
Accounts receivable			561	524
Income taxes receivable			21	13
Inventories	6		534	520
Future income tax assets			7	6

			1,133	1,082
Property, plant and equipment	7		1,777	1,912
Intangible assets	8	(a)	150	165
Other assets	8	(a)	350	317
Goodwill	8	(b)	314	316

			3,724	3,792

Liabilities and Equity
Current liabilities
Bank loans and advances			64	83
Accounts payable and accrued liabilities			569	498
Income taxes payable			4	1
Future income tax liabilities			5	6
Current portion of long-term debt	9		12	10

			654	598
Long-term debt	9		1,383	1,459
Other liabilities	10		234	207
Future income tax liabilities			172	203

			2,443	2,467

Commitments and contingencies	17
Equity attributable to the Shareholders
Capital stock	11	(b)	496	499
Contributed surplus			14	14
Retained earnings			701	700
Accumulated other comprehensive income	19	(a)	46	91

			1,257	1,304

Non-controlling interest			24	21

Total equity			1,281	1,325

			3,724	3,792

The accompanying notes are an integral part of these consolidated financial statements.
Approved by the Board of Directors

/s/ Alain Lemaire	/s/ Robert Chevrier

Alain Lemaire	Robert Chevrier
Director	Director

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	42

Consolidated Statements of Earnings (Loss)

For the three-year period ended December 31, 2010
(in millions of Canadian dollars, except per share amounts and number of shares)	Note		2010	2009	2008

Sales			3,959	3,877	4,017

Cost of sales and expenses
Cost of sales (excluding depreciation and amortization)			3,173	2,991	3,323
Depreciation and amortization			212	218	213
Selling and administrative expenses			395	413	389
Losses on disposal and others	12		8	1	5
Impairment and other restructuring costs	13	(a)	50	58	43
Loss (gain) on financial instruments	18.4	(a)	(1)	(18)	28

			3,837	3,663	4,001

Operating income			122	214	16
Financing expense	15	(c)	109	101	102
Loss on refinancing of long-term debt			3	17	—
Gain on purchase of senior notes			—	(14)	(2)
Foreign exchange loss on long-term debt and financial instruments			4	45	26

			6	65	(110)
Provision for (recovery of) income taxes	14		—	23	(32)
Share of earnings of significantly influenced companies			(15)	(17)	(8)

Net earnings (loss) from continuing operations including non-controlling interest for the year			21	59	(70)
Net earnings (loss) from discontinued operations	4		(1)	—	18

Net earnings (loss) including non-controlling interest for the year			20	59	(52)
Less: Non-controlling interest income (loss)			3	(1)	2

Net earnings (loss) attributable to Shareholders for the year			17	60	(54)

Net earnings (loss) from continuing operations per common share
Basic			0.18	0.61	(0.73)
Diluted			0.18	0.60	(0.73)
Net earnings (loss) per common share	11	(g)
Basic			0.18	0.61	(0.55)
Diluted			0.18	0.60	(0.55)

Weighted average number of common shares outstanding during the year			96,807,032	97,656,412	98,804,536

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	43

Consolidated Statements of Comprehensive Income (Loss)

For the three-year period ended December 31, 2010
(in millions of Canadian dollars)	2010	2009	2008

Net earnings (loss) including non-controlling interest for the year	20	59	(52)

Other comprehensive income (loss)
Translation adjustments
Change in foreign currency translation of self-sustaining foreign subsidiaries	(53)	(128)	176
Change in foreign currency translation related to net investment hedging activities	28	87	17
Recovery of income taxes	(4)	(12)	(3)
Cash flow hedges
Change in fair value of foreign exchange forward contracts	—	87	(88)
Change in fair value of interest rate swap agreements	(1)	—	(1)
Change in fair value of commodity derivative financial instruments	(23)	(2)	3
Provision for (recovery of) income taxes	8	(26)	24

	(45)	6	128

Comprehensive income (loss) including non-controlling interest for the year	(25)	65	76

Less: Comprehensive income (loss) attributable to non-controlling interest	3	(1)	2

Comprehensive income (loss) attributable to Shareholders	(28)	66	74

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	44

Consolidated Statements of Equity

For the three-year period ended December 31, 2010 (in millions of Canadian dollars)				2010
						Accumulated
						other	Total equity	Non-
				Contributed	Retained	comprehensive	attributable to	controlling	Total
	Note		Capital stock	surplus	earnings	income	shareholders	interest	equity

Balance — Beginning of year			499	14	700	91	1,304	21	1,325
Net earnings for the year			—	—	17	—	17	3	20
Other comprehensive loss			—	—	—	(45)	(45)	—	(45)
Dividends			—	—	(16)	—	(16)	—	(16)
Stock options			—	1	—	—	1	—	1
Redemption of common shares	11	(c)	(3)	(1)	—	—	(4)	—	(4)

Balance — End of year			496	14	701	46	1,257	24	1,281

						Accumulated
						other	Total equity	Non-
				Contributed	Retained	comprehensive	attributable to	controlling	Total
	Note		Capital stock	surplus	earnings	income	shareholders	interest	equity

Balance — Beginning of year			506	9	656	85	1,256	22	1,278
Net earnings (loss) for the year			—	—	60	—	60	(1)	59
Other comprehensive income			—	—	—	6	6	—	6
Dividends			—	—	(16)	—	(16)	—	(16)
Stock options			—	2	—	—	2	—	2
Redemption of common shares	11	(c)	(7)	3	—	—	(4)	—	(4)

Balance — End of year			499	14	700	91	1,304	21	1,325

						Accumulated
						other	Total equity	Non-
				Contributed	Retained	comprehensive	attributable to	controlling	Total
	Note		Capital stock	surplus	earnings	income	shareholders	interest	equity

Balance — Beginning of year			509	8	727	(43)	1,201	25	1,226
Net earnings (loss) for the year			—	—	(54)	—	(54)	2	(52)
Other comprehensive income			—	—	—	128	128	—	128
Dividends			—	—	(16)	—	(16)	—	(16)
Stock options			—	1	—	—	1	—	1
Redemption of common shares	11	(c)	(3)	—	(1)	—	(4)	—	(4)
Dividend paid by a non-controlling interest			—	—	—	—	—	(5)	(5)

Balance — End of year			506	9	656	85	1,256	22	1,278

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	45

Consolidated Statements of Cash Flows

For the three-year period ended December 31, 2010
(in millions of Canadian dollars)	Note		2010	2009	2008

Operating activities from continuing operations
Net earnings (loss) attributable to Shareholders for the year			17	60	(54)
Loss (net earnings) from discontinued operations	4		1	—	(18)

Net earnings (loss) from continuing operations			18	60	(72)
Adjustments for
Depreciation and amortization			212	218	213
Losses on disposal and others			1	1	5
Impairment and other restructuring costs			49	50	16
Unrealized loss (gain) on financial instruments			6	(26)	27
Loss on refinancing of long-term debt			—	4	—
Gain on purchase of senior notes			—	(14)	(2)
Foreign exchange loss on long-term debt and financial instruments			4	45	26
Future income taxes			(28)	(7)	(52)
Share of earnings of significantly influenced companies			(11)	(17)	(8)
Non-controlling interest income (loss)			3	(1)	2
Early settlement of natural gas contracts			—	—	11
Others			(5)	(8)	(11)

			249	305	155
Changes in non-cash working capital components	15	(a)	(17)	52	(31)

			232	357	124

Investing activities from continuing operations
Purchases of property, plant and equipment			(131)	(171)	(179)
Increase in other assets			(37)	(17)	(4)
Business acquisitions and joint venture disclosure	5		(3)	(69)	5

			(171)	(257)	(178)

Financing activities from continuing operations
Bank loans and advances			(16)	(18)	20
Change in revolving credit facilities			243	(250)	(149)
Issuance of senior notes, net of related expenses			—	955	—
Purchase of senior notes			(165)	(779)	(2)
Increase in other long-term debt			1	27	2
Payments of other long-term debt			(109)	(12)	(5)
Early settlement of foreign exchange contracts			—	8	150
Dividend paid to a non-controlling interest			—	—	(5)
Redemption of common shares	11	(c)	(4)	(4)	(4)
Dividends			(16)	(16)	(16)

			(66)	(89)	(9)

Change in cash and cash equivalents during the year from continuing operations			(5)	11	(63)
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal	4		(3)	(3)	50

Net change in cash and cash equivalents during the year			(8)	8	(13)
Translation adjustments on cash and cash equivalents			(1)	—	(1)
Cash and cash equivalents—Beginning of year			19	11	25

Cash and cash equivalents—End of year			10	19	11

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	46

Segmented Information
The Company’s operations are managed by four segments: boxboard, containerboard, specialty products (which consists of the packaging products group) and tissue papers.
The Company analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under Canadian generally accepted accounting principles (“Canadian GAAP”); however, the chief operating decision-maker uses this performance measure for assessing the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Company. Intersegment operations are recorded on the same basis as sales to third parties, which are at fair market value.
In 2010, the Company has modified its segmented information disclosure for its Specialty Products segments in order to reflect how management analyzes this information. The Specialty Products segment is divided into four subsectors: Industrial packaging, Consumer packaging, Specialty papers and Recovery and recycling. The Company has reclassified comparative figures to conform to the presentation adopted.
Sales of the Company presented by reportable segment are as follows:

			SALES
For the three-year period ended December 31, 2010
(in millions of Canadian dollars)	2010	2009	2008

Packaging products
Boxboard
Manufacturing	727	706	743
Converting	633	692	677
Intersegment sales	(85)	(85)	(97)

	1,275	1,313	1,323

Containerboard
Manufacturing	584	517	615
Converting	839	856	921
Intersegment sales	(337)	(311)	(333)

	1,086	1,062	1,203

Specialty products
Industrial packaging	195	184	211
Consumer packaging	77	82	79
Specialty papers	301	312	316
Recovery and recycling	318	199	269
Intersegment sales	(11)	(8)	(15)

	880	769	860
Intersegment sales	(115)	(67)	(100)

	3,126	3,077	3,286

Tissue papers
Manufacturing and converting	858	840	787

Intersegment sales and others	(25)	(40)	(56)

Total	3,959	3,877	4,017

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	47

The operating income (loss) before depreciation and amortization of the Company presented by reportable segment is as follows:

	OPERATING INCOME (LOSS) BEFORE DEPRECIATION
		AND AMORTIZATION
For the three-year period ended December 31, 2010 (in millions of Canadian dollars)	2010	2009	2008

Packaging products
Boxboard
Manufacturing	32	48	(40)
Converting	58	59	50
Others	(13)	(40)	(13)

	77	67	(3)

Containerboard
Manufacturing	49	91	57
Converting	82	56	53
Others	3	(2)	(7)

	134	145	103

Specialty products
Industrial packaging	25	20	23
Consumer packaging	6	11	8
Specialty papers	14	37	11
Recovery and recycling	26	6	22
Others	(1)	—	—

	70	74	64

	281	286	164

Tissue papers
Manufacturing and converting	84	153	89

Corporate	(31)	(7)	(24)

Operating income before depreciation and amortization	334	432	229

Depreciation and amortization
Boxboard	(59)	(75)	(72)
Containerboard	(71)	(63)	(63)
Specialty products	(34)	(34)	(33)
Tissue papers	(41)	(37)	(35)
Corporate and eliminations	(7)	(9)	(10)

	(212)	(218)	(213)

Operating income	122	214	16

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	48

Purchases of property, plant and equipment by the Company by reportable segment are as follows:

PURCHASES OF PROPERTY, PLANT AND EQUIPMENT
For the three-year period ended December 31, 2010
(in millions of Canadian dollars)	2010	2009	2008

Packaging products
Boxboard
Manufacturing	18	30	21
Converting	16	29	36

	34	59	57
Containerboard
Manufacturing	15	15	17
Converting	16	16	21

	31	31	38
Specialty products
Industrial packaging	2	1	4
Consumer packaging	5	4	1
Specialty papers	15	12	9
Recovery and recycling	9	16	27

	31	33	41

	96	123	136

Tissue papers
Manufacturing and converting	36	33	37

Corporate	17	20	8

Total purchases	149	176	181

Disposal of property, plant and equipment	(7)	(6)	(5)
Acquisition under capital-lease agreement	(4)	—	—

	138	170	176

Purchases of property, plant and equipment included in accounts payable
Beginning of year	13	14	17
End of year	(20)	(13)	(14)

Total investing activities	131	171	179

Identifiable assets of the Company by reportable segment are as follows:

		IDENTIFIABLE ASSETS
As at December 31, 2010 and 2009
(in millions of Canadian dollars)	2010	2009

Packaging products
Boxboard	888	932
Containerboard	1,298	1,343
Specialty products	598	584

	2,784	2,859

Tissue papers	600	619
Corporate	178	167
Intersegment eliminations	(31)	(20)
	3,531	3,625
Investments[1]	193	167

Total	3,724	3,792

1	Investments include investments in significantly influenced companies, notes receivable, other investments, project under development, and investments in shares held for trading.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	49

Information by geographic segment is as follows:

For the three-year period ended December 31, 2010
(in millions of Canadian dollars)	2010	2009	2008

Sales
Operations located in Canada
Within Canada	1,519	1,454	1,479
To the United States	530	493	552
Offshore	49	40	60

	2,098	1,987	2,091

Operations located in the United States
Within the United States	1,205	1,283	1,260
To Canada	75	58	77
Offshore	2	2	2

	1,282	1,343	1,339

Operations located in other countries
Within Europe	512	497	537
Other countries	67	50	50

	579	547	587

Total	3,959	3,877	4,017

As at December 31, 2010 and 2009
(in millions of Canadian dollars)	2010	2009

Property, plant and equipment
Canada	1,164	1,198
United States	442	499
Other countries	171	215

Total	1,777	1,912

As at December 31, 2010 and 2009
(in millions of Canadian dollars)	2010	2009

Goodwill, customer relationships and client lists and other finite-life intangible assets
Canada	358	364
United States	88	97
Other countries	18	20

Total	464	481

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	50

Notes to Consolidated Financial Statements
For the three-year period ended December 31, 2010
(tabular amounts in millions of Canadian dollars, except per share and option amounts and number of shares and options)
Note 1
Significant accounting policies
Basis of presentation
The consolidated financial statements have been prepared in accordance with Canadian GAAP and include the following significant accounting policies.
Basis of consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. They also include the portion of the accounts of the joint ventures accounted for using the proportionate consolidation method. Investments in significantly influenced companies are accounted for using the equity method. The Company also identifies variable interest entities in which it has an interest and determines whether it is the primary beneficiary of such entities. If the Company is the primary beneficiary of a variable interest entity, this entity is consolidated. A variable interest entity is defined as an entity in which the equity is not sufficient to permit the entity to finance its activities without external financial support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns.
Use of estimates
The preparation of financial statements in conformity with Canadian GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, management reviews its estimates, including those related to environmental costs, employee future benefits, collectibility of accounts receivable, fair value of financial instruments, contingencies, income taxes and related valuation allowance, useful life of property, plant and equipment and impairment of long-lived assets and goodwill. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they are known.
Revenue recognition
The Company recognizes its sales, which consist of product sales, when persuasive evidence of an arrangement exists, the goods are shipped, the significant risks and benefits of ownership are transferred, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured.
Financial instruments and hedging relationships
Classification of financial instruments
The classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments. The standards require that all financial assets be classified as held for trading (“HFT”), available for sale (“AFS”), held to maturity (“HTM”) or loans and receivables. Financial liabilities should be classified as HFT or other liabilities. Derivatives are classified as HFT unless they are designated within an effective hedging relationship. The standards require that all financial assets and financial liabilities, including all derivatives, be measured at fair value on initial recognition, with the exception of certain related party transactions, and subsequently accounted for based on their classification. Settlement date accounting continues to be used by the Company for all financial assets. Changes in fair value of the acquired asset between the trade date and the settlement date are reflected in earnings, other than gains and losses on AFS financial assets, which are reflected in other comprehensive income.
Held for trading
HFT financial instruments are financial assets and financial liabilities typically acquired with the objective to generate revenues from short-term fluctuations in price. They are measured at fair value at the balance sheet date. Interest earned, gains and losses realized on disposal and unrealized gains and losses from change in fair value are recorded in the consolidated statement of earnings.
Held to maturity
HTM financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity, other than loans and receivables, that an entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	51

Available for sale
AFS financial assets are those non-derivative financial assets that are designated as AFS or that are not classified as loans and receivables, HTM or HFT. AFS financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until realized, when the cumulative gain or loss is transferred to the consolidated statement of earnings and presented within loss or gain on financial instruments. When unrealized losses on AFS securities are determined to be other than temporary, the cost of the financial asset is written down to fair value with the change recorded in selling and administration expenses in the consolidated statement of earnings. Securities that are classified as AFS and that do not have a readily available market value are recorded at cost. Dividends and interest income from AFS instruments are recorded in the consolidated statement of earnings.
Loans and receivables
Loans and receivables are accounted for at amortized cost.
Other liabilities
Other liabilities are recorded at amortized cost using the effective interest rate method and include all liabilities other than derivatives or liabilities which have been identified as HFT.
Derivatives
The Company uses derivative financial instruments in the management of its foreign currency, commodity and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.
Derivatives are carried at fair value and are reported as assets where they have a positive fair value and as liabilities where they have a negative fair value. The change in fair value during the year is recorded in earnings unless the instruments are part of a hedging relationship.
Embedded derivatives
Derivatives embedded in other financial instruments or contracts are separated from their host contracts and accounted for as derivatives when their economic characteristics and risks are not closely related to those of the host contract. Embedded derivatives are measured at fair value with changes in fair value recognized in earnings.
Transaction costs
Transaction costs related to HFT financial assets and financial liabilities are expensed as incurred. Transaction costs related to HTM financial assets, loans and receivables and other liabilities are considered as part of the carrying value of the asset or liability and are then amortized over the expected life of the instrument using the effective interest rate method. Transaction costs related to AFS assets are capitalized on initial recognition and amortized in earnings using the effective interest rate method.
Determination of fair value
The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable willing parties who are under no compulsion to act. The fair value of a financial instrument on initial recognition is the transaction price, which is the fair value of the consideration given or received. Subsequent to initial recognition, the fair values of financial instruments that are quoted in active markets are based on bid prices for financial assets held and offer prices for financial liabilities. When independent prices are not available, fair values are determined by using valuation techniques which refer to observable market data. These include comparisons with similar instruments where observable market prices exist, discounted cash flow analyses, option pricing models and other valuation techniques commonly used by market participants. For certain derivatives, fair values may be determined in whole or in part from valuation techniques using non-observable market data or transaction prices. A number of factors, such as bid-offer spread, credit profiles and model uncertainty are taken into account, as appropriate, when values are calculated using valuation techniques.
Hedging
When the Company uses derivatives in hedge accounting relationships, it formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items. When hedging instruments become ineffective before their maturity or the hedging relationship is terminated, deferred gains or losses on such instruments continue to be deferred and charged to earnings in the same period as the corresponding gains or losses for the hedged items; gains and losses realized subsequently as a result of marking to market are charged directly to earnings. If the hedged item ceases to exist due to its maturity, expiry, cancellation or exercise before the hedging instrument expires, deferred gains or losses are charged to earnings.
Cash and cash equivalents
Cash and cash equivalents include cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.
Accounts receivable
Accounts receivable are recorded at cost net of a provision for doubtful accounts that is based on expected collectability. Losses on factoring of accounts receivable are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale. Costs related to the sales of accounts receivable are recognized in earnings in the period when the sale occurs.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	52

Inventories
Inventories of finished goods are valued at the lower of average production cost and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost and replacement value, which is the best available measure of their net realizable value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively.
Property, plant and equipment and depreciation
Property, plant and equipment are recorded at cost less accumulated depreciation and impairments, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 10% for machinery and equipment, and 15% to 20% for automotive equipment, determined according to the estimated useful life of each class of property, plant and equipment.
Grants and investment tax credits
Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation using the same rates as those used to amortize the related property, plant and equipment.
Intangible assets
Intangible assets consist primarily of customer relationships and client lists, application softwares and favourable leases. They are recorded at cost less accumulated depreciation and impairments and amortized on a straight-line basis.
Deferred financing costs
Deferred financing costs are recorded at cost and represent the issuance costs of the revolving credit facility, which are amortized on a straight-line basis over the anticipated period of repayment of the respective credit facility.
Goodwill
Goodwill is tested for impairment annually on December 31 or when an event or circumstance occurs that more likely than not reduces the fair value of a reporting unit below its carrying amount could potentially result in a permanent decline in value. This is accomplished mainly by determining whether projected discounted future cash flows exceed the net book value of goodwill of the respective reporting unit.
Impairment of long-lived assets
Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are written down to fair value, determined principally using discounted future cash flows expected from their use and eventual disposition.
Environmental costs
Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures incurred to prevent future environmental contamination are capitalized and amortized on a straight-line basis at annual rates varying from 5% to 10%. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. A provision for environmental costs is recorded when it is probable that a liability has been incurred and the costs can be reasonably estimated.
Asset retirement obligations
Asset retirement obligations are recognized at fair value in the period in which the Company incurred such obligation and if a reasonable estimate of the fair value can be made. The associated costs are capitalized as part of the carrying value of the related asset and are depreciated over its remaining useful life. The liability is accreted using a credit-adjusted risk-free interest rate of the Company.
Employee future benefits
The Company offers funded and unfunded defined benefit pension plans, defined contribution pension plans, and group registered retirement savings plans that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, based on the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Company also contributes to its employees’ complementary retirement benefit plans and other post-employment benefit plans, such as group life insurance, medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new employees and those who do not meet certain criteria.
The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date.
For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs arising from a plan amendment are amortized on a straight-line basis over the average remaining service period of the group of employees active at the date of the amendment. The excess of the net actuarial gain or loss over the greater of (a) 10% of the accrued benefit obligation at the beginning of the year and (b) 10% of the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees, which may vary from 4 to 25 years (weighted average of 12 years for pension plan and 15 for other plans) in 2010 depending on the plan (2009?—?5 to 25 years (weighted average of 12 years for pension plan and 14 for other plans)).

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	53

When restructuring a plan results in a curtailment and a settlement occuring at the same time, the curtailment is accounted for before the settlement.
The measurement date of the employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on the pension plan liability balance as at December 31, 2010, 75% of the plans have been evaluated on December 31, 2009 and 10% on December 31, 2008. The remaining 15% will be evaluated during 2011 for the period ended December 31, 2010.
Income taxes
The Company uses the liability method in accounting for income taxes. According to this method, future income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect in the year in which these temporary differences are expected to be recovered or settled. Future income tax assets are recognized when it is more likely than not that the assets will be realized.
Foreign currency translation
Foreign Currency Transactions
Transactions denominated in currencies other than the business unit’s measurement currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date. Unrealized gains and losses on translation of other monetary assets and liabilities are reflected in the determination of net earnings for the year.
Foreign Operations
The Company’s foreign operations are defined as self-sustaining. The assets and liabilities of these operations are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the monthly average exchange rate. Translation gains and losses are recorded as a component of equity in accumulated other comprehensive income.
Stock-based compensation
The Company uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of the options granted. The fair value is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any consideration paid by employees, as well as the related stock-based compensation, are credited to capital stock.
Earnings per common share
Earnings per common share is determined using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is determined using the treasury stock method to evaluate the dilutive effect of stock options, convertible instruments and equivalents, when applicable. Under this method, instruments with a dilutive effect, basically when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Company at the average market price for the period.
Comparative figures
Certain comparative figures have been reclassified to conform to the consolidated financial statement presentation adopted in the current period.
Note 2
Changes in accounting policies
New accounting standards adopted
2010
a) Business combinations
On January 1, 2010, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Section 1582, “Business Combinations”, which replaces the former Section 1581, “Business Combinations”. The new standard requires that the acquiring entity in a business combination recognize most of the assets acquired and liabilities assumed in the transaction at fair value, including contingent assets and liabilities, and recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase. Acquisition-related costs are also to be expensed. The adoption of Section 1582 did not materially impact the consolidated financial statements but does affect the accounting for acquisitions after the effective date.
b) Consolidated financial statements and non-controlling interests
On January 1, 2010, the Company adopted CICA Section 1601, “Consolidated Financial Statements”, and Section 1602 “Non-controlling Interests”. These two sections replace Section 1600, “Consolidated Financial Statements”. Section 1601 carries forward guidance from Section 1600, with the exception of non-controlling interests which are addressed in a separate section. Section 1602 requires that the Company report non-controlling interests within equity separately from the parent owners’ equity, and transactions between an entity and non-controlling interests as equity transactions. As a result of this adoption, the Company reclassified non-controlling interest in the amount of $21 million from Other liabilities to equity in the December 31, 2009, consolidated balance sheet. Additionally, net earnings are to be reported with separate disclosure of the amounts attributable to the parent and to the non-controlling interest in the consolidated statement of earnings.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	54

c) Accounting changes
On January 1, 2010, the Company adopted the amendment of CICA Section 1506, “Accounting Changes”, to exclude from the scope changes in accounting policies upon the complete replacement of an entity’s primary basis of accounting. The Company concludes that the adoption of this amendment did not impact the consolidated financial statements.
2009
d) Credit risk and the fair value of financial assets and financial liabilities
On January 1, 2009, the Company adopted EIC-173, “Credit risk and the fair value of financial assets and financial liabilities”, with retrospective application, without restatement of prior periods. The guidance requires that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. The Company concluded that the adoption of these recommendations did not have a significant impact.
e) Financial instruments—Disclosures
In June 2009, the CICA amended Section 3862, “Financial Instruments — Disclosures’’, to enhance disclosure requirements about liquidity risk of financial instruments. The amendment also includes new disclosure requirements about fair value measurement of financial instruments. New disclosure requirements are included in note 18.
New accounting standards not yet adopted
f) Financial instruments—Recognition and measurement
In June 2009, the CICA amended Section 3855, “Financial Instruments — Recognition and Measurement”, to clarify application of the effective interest rate method after a debt instrument has been impaired. The amendment also clarifies when an embedded prepayment option is separated from its host debt instrument for accounting purposes. This amendment is effective January 1, 2011, at which time Canadian public companies will have adopted IFRS. At this point, the Company does not intend to early adopt this amendment.
Note 3
Measurement uncertainty
a) Goodwill
The Company performed its annual goodwill impairment tests as of December 31, 2010. The impairment test is accomplished by determining whether the fair value of a reporting unit exceeds the carrying amount of the net assets of that reporting unit as at the assessment date. The methodology used for these tests requires the Company to use judgment and make estimates that are subjective and thus may change.
In determining the fair value of our reporting units, the Company primarily used the discounted cash flow method, and several key assumptions were used for these tests including, among others, production levels, selling prices and volume, raw material costs, foreign exchange rates, weighted average cost of capital and capital spending. The forecasts used were derived from our internal budget and forecast and supported or derived from external information on the industry.
The Company believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management’s best estimates based on available information at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.
Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or in a combination of our key assumptions could require a significant change in the carrying amount of goodwill.
b) Property, plant and equipment and intangible assets
Property, plant and equipment and intangible assets (referred to as “long-lived assets”) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the carrying amount of the assets at the assessment date. Estimates of future cash flows are based on judgment and could change.
For the purpose of the tests performed, estimates of undiscounted future cash flows from operations were developed and several key assumptions were used for these tests including, among others, production levels, selling prices and volume, raw material costs, capital spending and foreign exchange rates. The forecasts used were derived from managements internal budget and forecast and supported or derived from external information on the industry.
The Company believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management’s best estimates based on the information available at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.
When testing long-lived assets for impairment, the Company uses different methods to determine their recoverable amount. When available, the Company uses market price, otherwise, liquidation or salvage value is used. Also, when testing for impairment of a group of assets, the discounted cash flows method is used to determine the recoverable amount as well.
Considering the above, there is measurement uncertainty since adverse changes in one or in a combination of our key assumptions or change in use of such operations could require a significant change in the carrying amount of the assets tested for impairment.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	55

c) Income taxes
The Company is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing net operating losses based on the Company’s assessment of its ability to utilize them against future taxable income before they expire. If it is more likely than not that the Company’s will be able to utilize the tax benefits arising from taxable losses, the Company would not recognize these tax benefits, and, this would consequently affect the Company’s results in the relevant year.
Note 4
Discontinued operations
a)	In 2010, the Company recorded a $1 million charge related to its Thunder Bay, Ontario, coated fine paper mill sold in 2007. Also, in 2003, the Company was informed that the fine paper merchant division was the subject of an enquiry by the Canadian Commissioner of Competition as to whether this division and its competitors had colluded to unduly reduce market competition among paper merchants in Canada. On January 9, 2006, the Company entered a guilty plea in Ontario Superior Court relating to sales of carbonless sheet paper in Ontario and Québec. Pursuant to the plea, the Company has agreed to pay a total of $12.5 million in equal installments over a period of six and a half years.

b)	In 2008, the Company sold its Greenfield SAS pulp mill for $41 million (€28 million). This transaction resulted in a gain of $24 million before related income taxes of $4 million. The Company also sold in 2008 the assets of its Scierie Lemay sawmill for a cash consideration of $6 million and a contingent consideration of $2 million. No gain or loss resulted from this transaction.
Financial information relating to these discontinued operations is as follows:

2008

Condensed statement of earnings
Sales	8
Operating income	22
Financing expense	1
Provision for income taxes	3

Net earnings from discontinued operations	18

Net earnings per share from discontinued operations	0.18

Condensed statement of cash flows
Operating activities	2
Investing activities	47
Financing activities	1

50

Note 5
Business acquisitions
a) 2010 Acquisition
On March 10, 2010, the Company acquired the converting tissue business assets of Atlas Paper Bag Company Ltd., based in Ontario, for total cash consideration of $3 million.
b) 2009 Acquisitions
On August 31, 2009, the Company acquired the tissue business assets of Atlantic Packaging Products Ltd., based in Ontario, for a cash consideration of $61 million.
On June 19, 2009, the Company acquired Yorkshire Paper Corporation, based in the U.S., as well as the Canadian recovery assets of Sonoco Recycling on September 1, for total considerations of $1 million and $3 million respectively.
On November 17, 2009, the Company acquired the uncoated partition board manufacturing assets of Les Emballages GAB Ltée in Québec for a cash consideration of $4 million.
These acquisitions have been accounted for using the acquisition method and the accounts and results of operation have been included in the consolidated financial statements since their respective acquisition date.

2010
Acquired Company	Atlas Paper Bag
Company Ltd.

Business segment
Tissue Papers

Property, plant and equipment	3

Total consideration paid	3

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	56

			2009
		Atlantic
Acquired company	Others	Packaging
	Specialty
Business segment	Products	Tissue Papers	Total

Accounts receivable	1	—	1
Inventories	—	5	5
Property, plant and equipment	3	44	47
Other assets	—	29	29
Customer relationships and client lists	5	1	6

	9	79	88
Accounts payable and accrued liabilities	(1)	(2)	(3)
Other liabilities	—	(11)	(11)
	8	66	74
Less: Balance of purchase price	—	(5)	(5)

Total consideration paid	8	61	69

Note 6
Inventories

	2010	2009
Finished goods	236	244
Raw materials	138	124
Supplies	160	152

	534	520

In 2010, the Company benefited from a favourable net realizable value (“NRV”) adjustment of $1 million to its finished good inventory (2009—$2 million write down; 2008—$3 million write down). Raw materials were not adjusted for NRV in 2010 (2009—nil; 2008—$1 million write down). Supplies were not adjusted for NRV in 2010 (2009—$1 million write down; 2008—$3 million write down). As at December 31, 2010, the carrying amount of inventory at net realizable value consisted of $13 million of finished goods, $1 million of raw materials and $2 million of supplies (2009—$15 million, $1 million and $2 million, respectively).
In 2010, production costs of $3,187 million were included in the cost of sales (2009—$2,931 million; 2008—$3,348 million).
Note 7
Property, plant and equipment

			2010			2009
		Accumulated			Accumulated
	Cost	depreciation	Net	Cost	depreciation	Net

Lands	92	—	92	96	—	96
Buildings	567	206	361	555	179	376
Machinery and equipment	2,768	1,588	1,180	2,743	1,447	1,296
Automotive equipment	68	51	17	64	48	16
Spare parts	8	3	5	9	2	7
Others	304	182	122	282	161	121

	3,807	2,030	1,777	3,749	1,837	1,912

Other property, plant and equipment include mainly machinery and equipment in the process of installation with a book value of $58 million (2009—$42 million), deposits on purchases of equipment amounting to $7 million (2009—$6 million) and temporarily idled properties, machinery and equipment with a net book value of $54 million (2009—$64 million).
Depreciation of property, plant and equipment amounted to $191 million for the year ended December 31, 2010 (2009—$201 million; 2008—$200 million).

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	57

Note 8
Intangible assets, other assets and goodwill
a) Intangible and other assets are detailed as follows:

			2010			2009
		Accumulated			Accumulated
	Cost	amortization	Net	Cost	amortization	Net

Intangible assets
Customer relationships and client lists	157	47	110	160	36	124
Other finite-life intangible assets	60	20	40	49	8	41

	217	67	150	209	44	165

	Note		2010	2009

Investments in significantly influenced companies[1]			156	148
Notes receivable			5	9
Other investments			9	7
Project under development[2]			21	—
Investments in shares held for trading			2	3
Deferred financing costs			4	7
Tax benefit related to investment tax credit			34	29
Employee future benefits	16	(b)	103	97
Fair value of derivative financial assets			14	19
Others			13	12

			361	331
Less: Current portion, included in accounts receivable			11	14

Total other assets			350	317

1	Investments in significantly influenced companies include a 35% interest in Boralex Inc., for a net book value of $118 million and a market value of $107 million (2009—$114 million and $125 million respectively). In 2010, the Company’s share of earnings of Boralex includes an amount of $8 million relating to a gain realized by Boralex following its acquisition of Boralex Power Income Fund. In 2009, the Company’s share of earnings of Boralex includes a net dilution gain of $4 million and a net impairment charge of $1 million.

2	Project under development is recorded at cost and mainly include consulting fees, deposits on property, plant and equipment and purchases of material related to the project. The Company capitalizes costs for a project when it is more likely than not that it will be completed. If this probability subsequently declines, capitalized costs related to the project are expensed.
b) Goodwill fluctuated as follows:

						2010
	Packaging Products
	Boxboard	Containerboard	Specialty Products	Sub-total	Tissue Papers	Total

Carrying value of goodwill—Beginning of year	22	268	16	306	10	316
Foreign currency translation and others	(1)	(1)	—	(2)	—	(2)

Carrying value of goodwill—End of year	21	267	16	304	10	314

						2009
	Packaging Products
	Boxboard	Containerboard	Specialty Products	Sub-total	Tissue Papers	Total
Carrying value of goodwill—Beginning of year	25	270	16	311	10	321
Foreign currency translation and others	(3)	(2)	—	(5)	—	(5)

Carrying value of goodwill—End of year	22	268	16	306	10	316

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	58

c)	Amortization of intangible and other assets, including amortization of deferred financing costs, amounted to $25 million for the year ended December 31, 2010 (2009—$19 million; 2008—$14 million). Amortization of deferred financing costs is presented in financing expenses.

		Weighted average
		amortization
	Amortization	period
	period	(in number of years)

Intangible assets
	Between
Customer relationships and client lists	2 and 30 years	16
	Between
Other finite-life intangible assets	2 and 20 years	8
	Over the anticipated period of repayment of the
Deferred financing costs	respective credit facility	4
	Between
Others	2 and 20 years	6

Note 9
Long-term debt

	Maturity	Note		2010	2009

Revolving credit facility, weighted average interest rate of 4.01% as at December 31, 2010, of $345 million; US$nil and €37 million (2009—$59 million; US$53 million and €30 million)	2015	(a	)	394	159
Term credit facility, repaid during the year	—	(a	)	—	100
7.25% Unsecured senior notes of US$9 million (2009—US$116 million)	2013	(b),	(c)	9	122
6.75% Unsecured senior notes of US$9 million (2009—US$61 million)	2013	(c	)	9	63
7.75% Unsecured senior notes of $200 million	2016	(c	)	198	197
7.75% Unsecured senior notes of US$500 million	2017	(c	)	491	516
7.875% Unsecured senior notes of US$250 million	2020	(c	)	245	257
Other debts of subsidiaries		(f	)	14	33
Other debts without recourse to the Company		(f	)	55	42

				1,415	1,489
Less: Unamortized financing costs				20	20

Total long-term debt				1,395	1,469
Less:
Current portion of debts of subsidiaries				2	6
Current portion of debts without recourse to the Company				10	4

				12	10

				1,383	1,459

a)	On December 30, 2010, the Company repaid in full its term credit in the amount of $100 million and consequently the term loan facility has been cancelled.

On February 10, 2011, the Company entered into an agreement to amend and extend, until February 10, 2015, its existing $750 million revolving credit facility. Under the terms of the amendment, the existing financial covenants, namely the maximum funded debt to capitalization ratio of 65% and the minimum interest coverage ratio of 2.25x, will remain unchanged. As a result of the amendment, the margin applicable to outstanding borrowings has been reduced from 2.750% to 2.125%.

As at December 31, 2010, accounts receivable and inventories totaling approximately $736 million (2009—$729 million) as well as property, plant and equipment totaling approximately $250 million (2009—$197 million) were pledged as collateral for the Company’s revolving credit facility.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	59

b)	In 2009, the Company purchased US$26 million of nominal value of its 7.25% unsecured senior notes for an amount of US$15 million ($18 million). These notes were not cancelled. The gain resulting from the difference between the nominal value and the amount paid has been recorded in earnings.

c)	On November 19, 2009, the Company issued US$500 million aggregate principal amount of 7.75% senior notes due 2017 and $200 million aggregate principal amount of 7.75% senior notes due 2016. The US dollar Notes were issued at a price of 98.534% of their principal amount and the Canadian dollar Notes were issued at a price of 98.670% of their principal amount, both resulting in an effective yield of 8%. On December 9, 2009, the Company also completed a US$250 million aggregate principal amount of 7.875% senior notes due 2020. These Notes were issued at a price of 98.293% of their principal amount to yield 8.125%.

The Company used the gross proceeds from these offerings of Notes to fund the purchase pursuant to its tender offer of its outstanding senior notes maturing in 2013. The Company used the remaining proceeds of the offerings to pay fees and expenses in connection with the offerings and the tender offer and to reduce indebtedness outstanding under the revolving portion of its credit facility.

In 2009, the Company purchased for total consideration of US$732 million ($775 million), including a premium of US$13 million ($13 million), a total of US$530 million ($559 million) aggregate principal amount of 7.25% Notes and US$189 million ($203 million) aggregate principal amount of 6.75% Notes due 2013, leaving outstanding approximately US$116 million ($122 million) aggregate principal amount of 7.25% Notes and US$61 million ($63 million) aggregate principal amount of 6.75% Notes at the end of 2009.

In 2010, the Company purchased, for a total consideration of US$162 million ($168 million), including a premium of US$3 million ($3 million), a total of US$107 million ($111 million) aggregate principal amount of 7.25% Notes and US$52 million ($54 million) aggregate principal amount of 6.75% Notes due 2013. Approximately US$9 million ($9 million) aggregate principal amount of 7.25% Notes and approximately US$9 million ($9 million) aggregate principal amount of 6.75% Notes remain outstanding.

d)	As at December 31, 2010, the long-term debt included amounts denominated in foreign currencies of US$763 million and €64 million (December 31, 2009—US$974 million and €55 million).

e)	The estimated aggregate amounts of repayments on long-term debt in each of the next five years are as follows:

Years ending December 31,

2011	12
2012	23
2013	27
2014	8
2015	404
Thereafter	941

f)	In 2009, a 73%-owned subsidiary of the Company completed a long-term financing of its activities and repaid the temporary loan that had been provided in 2008. During the second quarter of 2009, the Company provided a limited guarantee for this financing, for a maximum amount of $10 million. This guarantee has been cancelled during the fourth quarter of 2010.
Note 10
Other liabilities

	Note	2010	2009

Employee future benefits	16(b)	125	121
Fair value of derivative financial liabilities	18.3	95	60
Others		28	34

		248	215
Less: Current portion, included in accounts payable and accrued liabilities		14	8

Total other liabilities		234	207

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	60

Note 11
Capital stock
a) Capital risk management
Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and equity attributable to the Shareholders, which includes capital stock.

	2010	2009

Cash and cash equivalents	(10)	(19)
Bank loans and advances	64	83
Long-term debt, including current portion	1,395	1,469

	1,449	1,533
Equity attributable to the shareholders	1,257	1,304

Total capital	2,706	2,837

The Company’s objectives when managing capital are:
•	to safeguard its ability to continue as a going concern in order to provide returns to shareholders;

•	to maintain an optimal capital structure and reduce the cost of capital;

•	to make proper capital investments that are significant to ensure the Company remains competitive; and

•	to redeem common shares based on an annual redemption program.
The Company sets the amount of capital in proportion to risk. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.
The Company monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Company must conform to certain financial ratios under its various credit agreements. The company successfully renegociated on February 10, 2011, its revolving credit facility, and its financial ratios remained unchanged. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Company must also comply with a consolidated interest coverage ratio to incur additional debt. These ratios do not apply to certain unrestricted subsidiaries and joint ventures. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person and the mark-to-market value of hedging agreements relating to obligations for money borrowed or raised in US dollars. It excludes other long-term liabilities, trade accounts payable, obligations under operating leases and other accrued obligations (2010—$1,481 million; 2009—$1,553 million). The capitalization is calculated as equity attributable to the Shareholders as shown in the consolidated balance sheet plus the funded debt. The interest coverage ratio is defined as EBITDA to interest expense. The EBITDA is defined as net income of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2010—$358 million; 2009—$443 million). Excluded from net income are share of earnings of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with Canadian GAAP plus any capitalized interest. It excludes the amortization of deferred financing costs, upfront and financing costs and unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the senior notes Indentures.
As of December 31, 2010, the funded debt to capitalization ratio stood at 54.1% and the interest coverage ratio was 3.63x. The Company is in compliance with the ratio requirements of its lenders. If cash is available, the Company will use it to reduce its revolving credit facility utilization.
The Company’s revolving credit facility is subject to customary terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.
The unsecured senior notes are subject to customary covenants restricting the Company’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indentures.
The Company has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by management. In addition to limitations to the normal course issuer bid, the Company’s ability to redeem common shares is limited by its senior notes Indentures.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	61

b) ISSUED AND OUTSTANDING
The authorized capital stock of the Company consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

	2010				2009
	Note		Number of shares	$	Number of shares	$

Balance—Beginning of year			97,208,533	499	98,548,851	506
Shares issued on exercise of stock options	(d	)	36,069	—	—	—
Redemption of common shares	(c	)	(638,181)	(3)	(1,340,318)	(7)

Balance—End of year			96,606,421	496	97,208,533	499

c) REDEMPTION OF COMMON SHARES
In 2010, in the normal course of business, the Company renewed its redemption program of a maximum of 4,848,540 common shares with the Toronto Stock Exchange, which represents approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 15, 2010 to March 14, 2011. In 2010, the Company redeemed 638,181 common shares under this program for a total consideration of approximately $4 million (2009—$4 million; 2008—$4 million).
d) EMPLOYEE STOCK OPTIONS
Under the terms of a share option plan adopted on December 15, 1998, for officers and key employees of the Company, 6,264,006 common shares are specifically reserved for issuance. Each option will expire at a date varying from 3 to 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversary dates of grant. The stock-based compensation cost related to these options amounted to $1 million (2009—$2 million; 2008—$1 million). Following the review by the Board of Directors and in consultation with the Toronto Stock Exchange, the exercise price of certain options granted in 2009 has been modified.
Changes in the number of options outstanding as at December 31 are as follows:

	2010			2009		2008
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
	of options	$	of options	$	of options	$

Beginning of year	4,603,595	7.46	2,903,506	10.61	2,459,056	11.28
Granted	738,682	6.43	2,168,095	3.77	539,384	7.81
Exercised	(36,069)	7.03	—	—	—	—
Forfeited	(19,030)	2.28	(188,398)	12.12	(94,934)	12.00
Expired	—	—	(279,608)	8.22	—	—
End of year	5,287,178	7.33	4,603,595	7.46	2,903,506	10.61

Options exercisable—End of year	2,686,828	9.54	1,907,130	11.03	31,496	8.29

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	62

The following options were outstanding as at December 31, 2010:

	Options outstanding		Options exercisable
		Weighted average		Weighted average
		exercise price		exercise price
Year granted	Number of options	$	Number of options	$	Expiration date

2001	263,550	6.82	263,550	6.82	2011
2002	160,515	13.24	160,515	13.24	2012
2003	180,532	13.04	180,532	13.04	2013
2004	288,891	13.01	288,891	13.01	2014
2005	280,999	12.73	280,999	12.73	2015
2006	336,315	11.49	336,315	11.49	2016
2007	362,579	11.83	271,918	11.83	2017
2008	532,393	7.81	266,191	7.81	2018
2009	527,947	2.28	131,990	2.28	2019
2009	1,478,465	3.92	369,617	3.92	2019
2009	136,310	8.14	136,310	8.14	2012
2010	738,682	6.43	—	—	2020

	5,287,178		2,686,828

The following assumptions were used to estimate the fair value, at the date of grant, of each option issued to employees:

	2010	2009	2008

Risk-free interest rate	2.8%	2.2%	4.1%
Expected dividend yield	2.40%	4.31%	2.14%
Expected life of options	7 years	7 years	6 years
Expected volatility	44%	41%	24%
Weighted average fair value of issued options	$2.49	$1.05	$1.73

e)	SHARE PURCHASE PLAN
The Company offers to its Canadian employees a share purchase plan of its common shares. Employees can contribute voluntarily up to a maximum of 5% of their salary and, if certain conditions are met, the Company will contribute 25% of the employee’s contribution to the plan.
The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2010, the Company’s contribution to the plan amounted to $1 million (2009 — $1 million; 2008 — $1 million).
f)	DEFERRED SHARE UNIT PLAN
The Company has a Deferred Share Unit Plan for the benefit of its external directors, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Company’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Company’s common shares as traded on the open market during the five days before the date of the participant’s resignation.
The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2010, the Company had a total of 186,480 DSUs outstanding (2009 — 167,840), representing a long-term liability of $1 million (2009 — $2 million).
g)	EARNINGS PER SHARE
The basic and diluted net earnings (loss) per common share are calculated as follows:

	2010	2009	2008

Net earnings (loss) attributable to Shareholders	17	60	(54)

Weighted average number of common shares	96.8	97.7	98.8
Dilution effect of stock options	1.5	1.2	—

Adjusted weighted average number of common shares	98.3	98.9	98.8

Basic net earnings (loss) per common share	0.18	0.61	(0.55)

Diluted net earnings (loss) per common share	0.18	0.60	(0.55)

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	63

In calculating diluted earnings per share for 2010, 2009 and 2008, stock options of 2,278,534, 2,571,810 and 2,903,506 respectively were excluded due to their antidilutive effect.
Note 12
Losses (gains) on disposal and others
a)	Other gains and losses are detailed as follows:

	Note		2010	2009	2008

Legal settlement	(b	)	7	—	—
Supplemental Executive Retirement Plan	(c	)	4	—	—
Gains on disposal of property, plant and equipment and other assets	(d	)	(3)	(2)	—
Pension plan — partial curtailment	(e	)	—	3	—
Loss on a contribution to a joint venture	(f	)	—	—	5

			8	1	5

b)	In 2010, the Company recorded a provision of $7 million following a class-action suit related to labour considerations at one of its unit in the Boxboard Group. This situation is still under negotiation as of December 31, 2010, and is expected to be settled in 2011.

c)	In 2010, the Company established a supplemental executive retirement plan in favour of its founding shareholders, Bernard, Laurent and Alain Lemaire. The actuarial deficit of the plan is evaluated at $18 million as at December 31, 2010, and a charge of $4 million has been recorded for the year.

d)	In 2010, the Company sold its building and land of the Québec City, based corrugated products plant closed in 2009 and recorded a gain of $3 million. In 2009, the Company recorded a gain of $2 million on disposal of assets in the Specialty Products group for a mill in Europe that had been closed in 2006.

e)	In 2009, the Company recorded a $3 million charge that was incurred to settle a partial curtailment of one of its employee future benefit pension plans.

f)	In 2008, the Company recorded a loss of $5 million upon the formation of its interests in joint venture Reno de Medici S.p.A (“RdM”).
Note 13
Impairment and other restructuring costs
2010
In 2010, the Company reviewed the status of some equipment in the Tissue Group and of its Toronto boxboard mill that was not in service and concluded that the reopening was unlikely to occur and recorded impairment charges of $6 million and $9 million respectively on these units. An impairment charge of $1 million representing the Company’s share of an impairment recorded by its European joint venture following the closure of one of its plants was also recorded in the Boxboard Group. Restructuring charges of $1 million were also recorded at its Boxboard mill in LaRochette, France.
The Company upgraded its pulping equipment at its East Angus mill in the Specialty Products Group. The new equipment will be in service in 2011. As a result, the Company reviewed its estimates of the useful life of the old pulping equipment and recorded an impairment of $5 million.
Following low profitability at its U.S.-based Leominster corrugated plant and its white-top linerboard mill in Avot-Vallée, France (see note 22), the Containerboard Group recorded impairment charges of $6 million and $21 million respectively on these assets. This Group also recorded additional impairment charges totalling $1 million on some assets of its converting activities.
2009
In 2009, the Company recorded a charge of $1 million to terminate the lease of the building used for the Bakersfield operation, which had been closed in 2008. The Company also recorded additional charges of $5 million in 2009 following the closure of its Toronto recycled boxboard mill in 2008.
In 2009, the Company announced the closure of its Québec City corrugated product plant and recorded an impairment charge of $3 million on property, plant and equipment and inventories, and a charge for severance costs of $4 million in 2009.
In 2009, the Company reviewed the status of the Fjordcell pulp mill that was temporarily closed in 2006 and concluded that the reopening was unlikely to occur and thus recorded an impairment charge on the assets of $37 million.
The Company also incurred impairment and restructuring charges totaling $2 million in the Boxboard sector and $3 million in the Containerboard converting sector. Finally, the Company recorded an impairment charge of $3 million on certain equipment in the Specialty Products and Tissue Papers sectors. Restructuring action plans and assets put out of service led to these charges.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	64

2008
In 2008, the Company closed the operations of its Dopaco converting plant located in Bakersfield, California. The Company recorded a provision of $3 million. The Company announced the restructuring of its North American boxboard operations with its containerboard operations. As a result of this change, the Company recorded a restructuring provision of $6 million. Following the temporary closure of the Toronto boxboard mill discussed above, the Company recorded a restructuring provision of $6 million. The Company also incurred restructuring costs in the amount of $3 million as a result of several cost reduction measures in its Tissue Papers and Specialty Products groups as well as to its LaRochette boxboard mill in France. The Company also recorded an impairment of $2 million on the property, plant and equipment of one waste paper recovery centre of the Specialty Products group that ceased its operations.
The Company also recorded an additional provision of $5 million related to the pension plan settlement and other closure costs of its Red Rock containerboard mill closed in 2006. The Company recorded an impairment charge of $4 million on the remaining value of the property, plant and equipment of this mill. This group also recorded an impairment charge of $1 million on equipment in the converting sector and $1 million of restructuring costs in 2008.
In 2008, the Company’s joint venture RdM announced the definite closure of one machine at its Blendecques boxboard mill in France. This decision resulted in a closure and restructuring cost provision of $3 million and an impairment charge of $1 million. These amounts represent the Company’s share of the results of RdM.
As a result of the impairment test performed on its goodwill, the Company recorded an impairment charge of $8 million in 2008 related to the goodwill allocated to the boxboard manufacturing mills.
a)	The impairment charges and closure and restructuring costs are detailed as follows:

	2010		2009		2008
		Closure and		Closure and		Closure and
		restructuring		restructuring		restructuring
	Impairment	costs	Impairment	costs	Impairment	costs

Boxboard — Toronto	9	—	—	5	—	6
Boxboard — Corporate	—	—	2	—	—	6
Boxboard — Fjordcell	—	—	37	—	—	—
Boxboard — Dopaco (Bakersfield)	—	—	—	1	—	3
Boxboard — Europe (LaRochette)	—	1	—	—	—	1
Boxboard — RdM (Blendecques)	—	—	—	—	1	3
Boxboard — RdM (Marzabotto)	1	—	—	—	—	—
Boxboard — Goodwill (manufacturing)	—	—	—	—	8	—
Containerboard — Avot-Vallée	21	—	—	—	—	—
Containerboard — Leominster	6	—	—	—	—	—
Containerboard — Red Rock and others	—	—	—	—	5	6
Containerboard — Converting	1	—	4	6	—	—
Specialty products — East Angus	5	—	—	—	—	—
Specialty products—Others	—	—	2	—	2	1
Tissue—Maryland	6	—	—	—	—	—
Tissue—Others	—	—	1	—	—	1

	49	1	46	12	16	27

b)	The following table shows the reconciliation of all closure and restructuring cost provisions. It includes the provisions relating to discontinued operations:

	2010	2009	2008

Balance — Beginning of year	13	22	19
Additional provisions
Severance and pension liability	1	11	26
Others	—	1	1
Non-monetary items
Pension liability adjustments and others	(1)	(5)	—
Closure and restructuring cost payments	(2)	(16)	(24)

Balance — End of year	11	13	22

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	65

Note 14
Income taxes
a)	The provision for (recovery of) income taxes is as follows:

	2010	2009	2008

Current	28	30	20
Future	(28)	(7)	(52)

	—	23	(32)

b)	The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

	2010	2009	2008

Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	2	20	(35)

Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	5	4	(2)
Unrecognized tax benefit arising from current losses :	—	1	10
Recognized tax benefit arising from capital losses	(4)	—	—
Non-taxable portion of foreign exchange gain (loss) on long-term debt	1	(12)	38
Permanent differences[1]	1	16	(32)
Permanent differences — others	—	—	(4)
Decrease in future income taxes resulting from a substantively enacted change in tax rates	—	(5)	—
Others	(5)	(1)	(7)

	(2)	3	3

Provision for (recovery of) income taxes	—	23	(32)

1	The amount of $1 million for the year ended December 31, 2010 (2009 — $16 million, 2008 — $(32) million) represents the non-taxable portion of the gain (loss) realized on various transactions in 2009 with respect mainly to foreign exchange derivative contracts (see note 18).
c)	Future income taxes include the following items:

	2010	2009

Future income tax assets
Tax benefit arising from income tax losses	181	165
Employee future benefits	28	29
Unused tax credits and expenses on research not deducted	37	31
Valuation allowance	(58)	(64)
Financial instruments	37	3
Others	15	17

	240	181

Future income tax liabilities
Property, plant and equipment	254	251
Foreign exchange gain on long-term debt	59	48
Employee future benefits	21	22
Other assets	59	31
Others	17	32

	410	384

Future income taxes	(170)	(203)

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	66

d)	The Company has accumulated losses for income tax purposes amounting to approximately $583 million that may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $425 million of these losses has been recognized in the accounts as a future income tax asset. Income tax losses as at December 31, 2010, are detailed as follows:

	Unrecognized	Recognized	Total
	tax losses	tax losses	tax losses	Maturity

Canada	—	17	17	2014
	—	42	42	2015
	—	18	18	2026
	—	32	32	2027
	—	9	9	2028
	—	9	9	2029
	—	103	103	2030
United States	2	3	5	2018
	—	13	13	2019
	—	5	5	2020
	—	6	6	2021
	—	4	4	2022
	—	18	18	2023
Europe	156	146	302	Indefinitely

	158	425	583

Note 15
Additional information
a)	Changes in non-cash working capital components are detailed as follows:

	2010	2009	2008

Accounts receivable	(48)	53	28
Income tax receivable	(8)	(10)	(14)
Inventories	(27)	21	10
Accounts payable and accrued liabilities	63	(11)	(53)
Income tax payable	3	(1)	(2)

	(17)	52	(31)

b)	Additional information

	2010	2009	2008

Interest paid	97	110	97
Income taxes paid	20	30	22

c)	Financing expenses

	2010	2009	2008

Interest on long-term debt, net of the impact of interest rate swaps	100	95	100
Interest income	(1)	(1)	(2)
Amortization of financing costs	5	4	4
Other interest and banking fees	5	3	—

	109	101	102

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	67

Note 16
Employee future benefits
a)	The expense for employee future benefits as at December 31 is as follows:

	2010		2009
	Pension plans	Other plans	Pension plans	Other plans

Current service costs	11	3	9	2
Interest cost	33	6	35	6
Past service costs	19	—	1	—
Actual return on plan assets	(64)	—	(86)	—
Actuarial gains on accrued benefit obligation	58	4	84	13
Curtailment and settlement	—	2	4	—
Others	(1)	—	(2)	(2)

Benefit costs before adjustments to recognize long-term nature of employee future benefit costs	56	15	45	19

Difference between expected return and actual return on plan assets for the year	28	—	53	—
Difference between actuarial loss for the year and actuarial loss or gain on accrued benefit obligation for the year	(54)	(4)	(81)	(13)
Difference between amortization of past service costs and actual plan amendments for the year	(14)	—	1	—
Others	1	(5)	5	4

Adjustments to recognize long-term nature of employee future benefit costs	(39)	(9)	(22)	(9)

Recognized costs for defined benefit pension plans	17	6	23	10
Recognized costs for defined contribution pension plans	21	—	20	—

Total expense for employee future benefits	38	6	43	10

Total cash payments for employee future benefits for 2010, consisting of cash contributed by the Company to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans, including its collective RRSPs, amounted to $47 million (2009 — $55 million). Total estimated cash payments for employee future benefits are $51 million for 2011.
In 2010, the Company established a supplemental executive retirement plan in favour of its founding shareholders (see note 12 (c)).

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	68

b)	The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

	2010		2009
	Pension plans	Other plans	Pension plans	Other plans

Accrued benefit obligation
Beginning of year	564	105	493	92
Current service costs	11	3	9	2
Interest cost	33	6	35	6
Employees’ contributions	4	—	4	—
Actuarial losses	58	4	84	13
Benefits paid	(49)	(7)	(57)	(6)
Past service costs	19	—	1	—
Others	(2)	(1)	(5)	(2)

End of year	638	110	564	105

Plan assets
Beginning of year	531	—	476	—
Actual return on plan assets	64	—	86	—
Employer’s contributions	19	7	28	6
Employees’ contributions	4	—	4	—
Benefits paid	(49)	(7)	(57)	(6)
Business acquisitions, disposals and closures	—	—	(4)	—
Others	(1)	—	(2)	—

End of year	568	—	531	—

Reconciliation of funded status
Fair value of plan assets	568	—	531	—
Accrued benefit obligation	638	110	564	105

Funded status of plan—deficit	(70)	(110)	(33)	(105)
Unrecognized net actuarial gains (losses)	130	2	107	(2)
Unamortized transitional balance	—	(1)	—	(1)
Unamortized past service costs	27	2	13	3
Others	(2)	—	(4)	(2)

Accrued benefit asset (liability)—End of year	85	(107)	83	(107)

The net amount recognized on the balance sheet as at December 31 is detailed as follows:

	2010			2009
	Pension plans	Other plans	Total	Pension plans	Other plans	Total

Employee future benefit asset, included in Other assets	103	—	103	97	—	97
Employee future benefit liability, included in Other liabilities	(18)	(107)	(125)	(14)	(107)	(121)

	85	(107)	(22)	83	(107)	(24)

c)	The following amounts relate to plans that are not fully funded as at December 31:

	2010		2009
	Pension plans	Other plans	Pension plans	Other plans

Fair value of plan assets	305	—	144	—
Accrued benefit obligation	(395)	(110)	(202)	(105)

Funded deficit	(90)	(110)	(58)	(105)

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	69

d)	The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2010		2009
	Pension plans	Other plans	Pension plans	Other plans

Accrued benefit obligation as at December 31
Discount rate	5.25%	5.25%	6.00%	6.00%
Rate of compensation increase	2.25% to 3.50%	2.25% to 3.50%	3.00% to 3.75%	2.25% to 3.50%
Benefit costs for years ended December 31
Discount rate	6.00%	6.00%	7.50%	7.50%
Expected long-term return on assets	7.00%	—	7.00%	—
Rate of compensation increase	3.00% to 3.75%	2.25% to 3.50%	2.50% to 3.75%	2.25% to 3.90%
Assumed health care cost trend rates at December 31
Rate increase in health care costs		9.50% to 10.00%		9.00% to 9.50%
Cost trend rates decline to		5.00%		5.00%
Year the rate should stabilize		2020		2018

e)	Assumed rate increases in health care costs have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects for 2010:

	Increase of 1%	Decrease of 1%

Current service costs and interest cost	—	—

Accrued benefit obligation—End of year	4	(3)

f)	The plan assets allocation and investment target allocation as at December 31 are detailed as follows:

	2010	2009

Plan assets allocation
Money market	2%	4%
Debt securities	35%	34%
Equity securities	63%	62%

Total	100%	100%

The plan assets do not include shares or debt securities of the Company. Annual benefit annuities, of an approximate value of $11 million, are pledged by insurance contracts established by the Company.

	2010	2009

Investment target allocation
Debt securities	40%	40%
Equity securities	60%	60%

Total	100%	100%

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis.
Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining an adequate diversification, controlling the risk according to different asset categories, and maintaining a long-term objective of return on investments.
Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as for return objectives. Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	70

g)	Estimated future benefit payments
Future benefit payments for defined benefit pension plans and other post-employment benefits, taking into consideration future participation, are estimated as follows:

	Pension plans	Other plans

Years ending December 31,
2011	39	7
2012	38	8
2013	37	8
2014	66	10
2015	37	10
2016-2020	203	52

Note 17
Commitments and contingencies
a)	Future minimum payments under operating leases and other commercial commitments (mainly composed of raw materials, natural gas, steam and electricity) are as follows:

		Other commercial
	Operating leases	commitments

Years ending December 31,
2011	38	61
2012	30	15
2013	23	3
2014	17	—
2015	15	—
Thereafter	32	—

b)	In the normal course of operations, the Company is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2010, cannot be predicted with certainty, it is management’s opinion that the outcome will not have a material adverse effect on the Company’s consolidated financial position, results of its operations or its cash flows.

c)	The Company has been working with representatives of the Ontario Ministry of the Environment (MOE) — Northern Region regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (the “Mill”). The MOE has requested that the Company look into a management site plan relating to the sediment quality adjacent to the Mill’s lagoon. A study on the sediment quality and potential remediation options is in progress and, at this point, the total costs relating to the current potential remediation options fall within a large range and could be significant. However, as at December 31, 2010, management believes that its share of the responsibility is not significant and has taken an adequate provision.
A significant level of uncertainty exists to estimate the Company’s obligation relating to this situation because of the related high level of uncertainty surrounding the extent of the environmental impact, the remediation options that will be favoured and the related remediation costs and the position of the MOE regarding the costs to be assumed by the Company, if any.
AbitibiBowater Inc., a former owner of the Mill who filed for court protection in Canada and the United States, is also a party to the environmental impact. On September 23, 2010, the Québec Superior Court issued an order sanctioning the Plan of Reorganization and Compromise of AbitibiBowater Inc. thereby extinguishing any liabilities of AbitibiBowater Inc. to the Company in relation to the site.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	71

Note 18
Financial instruments
18.1	Classification of financial instruments
The classification of financial instruments as at December 31, 2010 and 2009, along with the respective carrying amounts and fair values, is as follows:

	2010		2009
	Carrying amount	Fair value	Carrying amount	Fair value

Financial assets held for trading
Cash and cash equivalents (i)	10	10	19	19
Derivatives (note 18.4)	4	4	5	5
Financial assets available for sale
Other investments	9	9	7	7
Investment in share held for trading (ii)	2	2	3	3
Loans and receivables
Accounts receivable (i)	561	561	524	524
Notes receivables (i)	5	5	9	9
Project under development (i)	21	21	—	—
Financial liabilities held for trading
Derivatives (note 18.4)	70	70	33	33
Other financial liabilities
Bank loans and advances (i)	64	64	83	83
Accounts payable and accrued liabilities (i)	564	564	491	491
Legal settlement (i)	5	5	7	7
Long-term debt (iii)	1,415	1,436	1,489	1,483
Derivatives designated as hedge
Asset derivatives	10	10	14	14
Liability derivatives	25	25	27	27

18.2	Determining the fair value of financial instruments
The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act.
i)	The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, accounts payable and accrued liabilities approximate their carrying amounts due to their relatively short maturities.

ii)	The fair value of other investments is based on observable market data and mainly represents the Company’s investment in Junex Inc., which is quoted on the Canadian Stock Exchange.

iii)	The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and for the credit market liquidity conditions.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	72

18.3	Hierarchy of financial assets and liabilities measured at fair value
The following table presents information about the Company’s financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, and indicates the fair value hierarchy of our valuation techniques to determine such fair value. Three levels of input that may be used to measure fair value are:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

		Quoted prices in
		active markets		Significant
		for identical	Significant	unobservable
	December 31,	assets	observable inputs	inputs
	2010	(Level 1)	(Level 2)	(Level 3)

Financial assets
Cash and cash equivalents	10	10	—	—
Other investments	9	9	—	—
Investments in share held for trading	2	2	—	—
Derivative financial assets	14	—	14	—

Total	35	21	14	—

Financial liabilities
Derivative financial liabilities	95	—	95	—

Total	95	—	95	—

		Quoted prices in
		active markets		Significant
		for identical	Significant	unobservable
	December 31,	assets	observable inputs	inputs
	2009	(Level 1)	(Level 2)	(Level 3)

Financial assets
Cash and cash equivalents	19	19	—	—
Other investments	7	7	—	—
Investments in share held for trading	3	3	—	—
Derivative financial assets	19	—	19	—

Total	48	29	19	—

Financial liabilities
Derivative financial liabilities	60	—	60	—

Total	60	—	60	—

18.4	Financial risk management
The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments to hedge certain risk exposures.
Risk management is carried out by a central treasury department and management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.
a)	Market risk
i)	CURRENCY RISK
The Company operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases, debt and forward exchange contracts.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	73

Management has implemented a policy to manage foreign exchange risk against its functional currency. The Company’s risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months.
In 2010, approximately 25% of sales from the Canadian operations were made to the United States, and 25% of sales from European operations (excluding Sweden and Italy) were made in countries whose currencies were other than the euro. The Company’s operation in Sweden is also exposed to currency risk, mainly involving the euro and the British pound (GBP). Total sales for 2010 from our Swedish operations impacted by the euro or the GBP were approximately $31 million.
The Company manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long term debt. The Company may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in accumulated other comprehensive income net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange on long term debt in the same period as the respective hedged item affects earnings.
The following table summarizes the Company’s commitments to buy and sell foreign currencies as at December 31, 2010 and 2009:

	2010
			Notional amount	Fair value
	Exchange rate	Maturity	(in millions)	(in millions)

Repayment of long-term debt
Derivatives designated as held for trading and reclassified into Income in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.1928	February 2013	US$ 310.0	(51.3)
Foreign exchange forward contracts (US$ for CAN$)	1.1945	May 2013	US$ 50.0	(8.2)
Currency option sold to buy US$ (US$ for CAN$)	1.0113	February 2013	US$ 37.5	(2.3)

Total				(61.8)

Loss on derivative financial instruments				(61.8)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified into Income in Sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	0.9946	January 2011	US$ 11.0	—
Foreign exchange forward contracts (US$ for CAN$)	1.1307	0 to 12 months	US$ 57.0	7.4
Foreign exchange forward contracts (US$ for CAN$)	1.0727	February 2012	US$ 0.5	—
Foreign exchange forward contracts (€ for US$)	1.3802	0 to 12 months	US$ 3.6	0.1
Foreign exchange forward contracts (GBP for SEK)	10.92	0 to 12 months	GBP 3.4	0.2
Foreign exchange forward contracts (€ for SEK)	9.2933	0 to 12 months	€ 3.6	0.1
Foreign exchange forward contracts (GBP for €)	1.1592	0 to 12 months	GBP 2.8	—
Currency option instruments (GBP for €)	1.1261	0 to 12 months	GBP 0.4	—

Total				7.8

Derivatives designated as held for trading and reclassified into Income in Sales (effective portion):
Currency option instruments (US$ for CAN$)	1.0803	0 to 12 months	US$ 7.5	0.6

Total				0.6

Forecasted purchases
Hedge of forecasted purchases designated as cash flow hedges and reclassified into Income in Cost of sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.1333	0 to 12 months	US$ 5.2	(0.7)
Foreign exchange forward contracts (US$ for CAN$)	1.0457	13 to 23 months	US$ 2.2	(0.1)

Total				(0.8)

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	74

	2009
			Notional amount	Fair value
	Exchange rate	Maturity	(in millions)	(in millions)

Repayment of long-term debt [1]
Derivatives designated as cash flow hedges and reclassified into Income in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.1764	February 2013	US$ 110.0	(12.0)
Foreign exchange forward contracts (US$ for CAN$)	1.1945	May 2013	US$ 50.0	(6.2)

Total				(18.2)

Derivatives designated as held for trading and reclassified into Income in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.2018	February 2013	US$ 200.0	(26.4)
Currency option sold to buy US$(US$ for CAN$)	1.0113	February 2013	US$ 37.5	(3.0)

Total				(29.4)

Gain (loss) on derivative financial instruments				(47.6)
Forecasted sales
Derivatives designated as cash flow hedges and reclassified into Income in Sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.0505	January 2010	US$ 165.0	0.1
Foreign exchange forward contracts (US$ for CAN$)	1.1925	0 to 12 months	US$ 51.5	7.1
Foreign exchange forward contracts (US$ for CAN$)	1.1596	13 to 24 months	US$ 40.0	4.1
Foreign exchange forward contracts (€ for US$)	1.4457	0 to 12 months	US$ 1.8	—
Foreign exchange forward contracts (GBP for SEK)	11.3533	0 to 12 months	GBP2.2	—
Foreign exchange forward contracts (€ for SEK)	10.3926	0 to 12 months	€ 9.6	0.2
Foreign exchange forward contracts (GBP for €)	1.1124	0 to 12 months	GBP1.0	—
Currency option instruments (GBP for €)	1.1000	0 to 12 months	GBP0.9	—

Total				11.5

Derivatives designated as held for trading and reclassified into Income in Sales (effective portion):
Currency option instruments (US$ for CAN$)	1.2397	0 to 12 months	US$ 30.0	5.5

Total				5.5

Forecasted purchases
Hedge of forecasted purchases designated as cash flow hedges and reclassified into Income in Cost of sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.2237	0 to 12 months	US$ 3.6	(0.6)
Foreign exchange forward contracts (US$ for CAN$)	1.1640	13 to 24 months	US$ 3.9	(0.4)

Total				(1.0)

1	As a result of the repurchase of the 2013 unsecured senior notes in November and December 2009, as well as in the first quarter of 2010, described in note 9, the Company dedesignated and reclassified from Accumulated other comprehensive income to Foreign exchange loss (gain) on long-term debt an amount of $4 million since the hedged item ceased to exist in 2010 ($33 million in 2009).
The fair values of foreign exchange forward contracts and currency options are determined using a generally accepted technique, namely the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the balance sheet date. The discount rates are adjusted for the credit risk of the Company or of the counterparty, as applicable. When determining credit risk adjustments, the Company considers master netting agreements, if applicable.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	75

In 2010, if the Canadian dollar had strengthened by $0.01 against the U.S. dollar on average for the year with all other variables held constant, the operating income before depreciation for the year would have been approximately $6 million lower, based on the net exposure of the total U.S. sales less U.S. purchases of the Company’s Canadian operations and the operating income before depreciation of the Company’s U.S. operations but excluding the effect of this change on the denominated working capital components. The interest expense would have been approximately $1 million lower, arising mainly from the Company’s U.S. dollar denominated unsecured senior notes.
In 2010, if the Canadian dollar had strengthened by $0.01 against the euro with all other variables held constant, the operating income before depreciation for the year would not have changed following the translation of the operating income of the Company’s European operations.
Currency risk on translation of self-sustaining foreign subsidiaries
The Company has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Company may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in accumulated other comprehensive income net of related income taxes.
The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the U.S. dollar and the euro as at December 31. The calculation includes the effect of currency hedge of net investment in U.S. foreign entities and assumes that no changes occur other than a single currency exchange rate movement.
The exposures used in the calculations are the foreign currency denominated equity and the hedging level as at December 31, with the hedging instruments being the long-term debt denominated in U.S. dollars.
Consolidated equity attributable to the Shareholders: Currency effect before tax of a 10% movement

	2010			2009
(in millions of Canadian dollars)	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact

10% change in the CAN/U.S. rate	65	53	12	62	56	6
10% change in the CAN/euro rate	14	—	14	20	—	20

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	76

ii)	Price risk
The Company is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Company uses derivative commodity contracts to help manage its production costs. The Company may designate these derivatives as cash flow hedges of anticipated purchases of raw materials, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income net of related income taxes and are reclassified to Earnings as adjustments to cost of sales in the same period as the respective hedged item affects earnings.
The fair value of these contracts is as follows:

	2010
Forecasted purchases	Quantity	Maturity	Fair value

Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	137,000 s.t.	2011 to 2013	2.4
Sorted office papers	44,500 s.t.	2012	0.7
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Electricity	412,320 MWh	2011 to 2013	(1.1)
Oil Gulf cost	125,025 baril	2011 to 2012	1.7
Natural gas:
Canadian portfolio	8,118,400 GJ	2011 to 2015	(11.1)
U.S. porfolio	8,253,350 mmBtu	2011 to 2015	(11.6)

	2009
Forecasted purchases	Quantity	Maturity	Fair value

Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	87,000 s.t.	2010 to 2011	(2.8)
Sorted office papers	3,600 s.t.	2010	—
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Electricity	332,880 MWh	2010 to 2012	(0.1)
Oil Gulf cost	143,100 baril	2010 to 2011	3.2
Natural gas:
Canadian portfolio	4,250,200 GJ	2010 to 2014	(2.4)
U.S. porfolio	5,374,780 mmBtu	2010 to 2013	(6.1)

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.
The table below shows the effect of changes in the price of old corrugated containers, electricity and natural gas as at December 31. The calculation includes the effect of price hedge of these commodities and assumes that no changes occur other than a single change in price.
The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, with the hedging instruments being derivative commodity contracts. It excludes commodity consumption of RdM.
Consolidated commodity consumption: Price changes effect before tax

	2010			2009
(in millions of Canadian dollars1)	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact

US$15/s.t. change in recycled paper price	33	2	31	43	2	41

US$30/s.t. change in commercial pulp price	5	—	5	10	—	10

US$1/mmBtu. change in natural gas price	9	6	3	14	11	3

US$1/MWh change in electricity	2	—	2	3	1	2

1	Sensitivity calculated with an exchange rate of CAN$/US$1.00 (2009—1.25 CAN$/US$)

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	77

iii)	INTEREST RATE RISK
The Company has no significant interest-bearing assets.
The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk. Borrowings issued at fixed rates expose the Company to fair value interest rate risk.
When appropriate, the Company analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2010, approximately 28% (2009—18%) of the Company’s long-term debt was at variable rates.
Based on the outstanding long-term debt as at December 31, 2010 the impact on interest expense of a 1% change in rate would be approximately $4.0 million (impact on net earnings is approximately $2.9 million).
In addition, the Company holds one interest rate swap agreement not designated as a hedge. This agreement, maturing in 2012, has been contracted to fix the interest rate of 9.47% on a notional amount of US$2 million. As at December 31, 2010, this agreement is recorded as a liability at its fair value of $0.3 million (2009—$0.4 million).
iv)	LOSS (GAIN) ON DERIVATIVE FINANCIAL INSTRUMENTS IS AS FOLLOWS:

	2010	2009	2008

Unrealized loss (gain) on derivative financial instruments	6	(26)	27
Realized loss (gain) on derivative financial instruments	(7)	8	1

	(1)	(18)	28

b)	Credit risk
Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Company reduces this risk by dealing with creditworthy financial institutions.
The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Company believes there is no particular concentration of credit risks due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.
Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset’s carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in “Selling and administrative expenses”. When a trade receivable is uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against “Selling and administrative expenses” in the consolidated statement of earnings.
As at December 31, 2010, approximately 24% of trade receivables do not meet the payment terms established while approximately 76% were in order.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	78

c) Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2010 and 2009:

						2010
	Carrying	Contractual	Less than	Between one	Between two	More than
	amount	cash flows	one year	and two years	and five years	five years

	$	$	$	$	$	$

Non-derivative financial liabilities:
Bank loans and advances	64	64	64	—	—	—
Accounts payable and accrued liabilities	558	558	558	—	—	—
Revolving credit facility	394	459	16	16	427	—
Unsecured senior notes	952	1,492	75	75	239	1,103
Other debts of subsidiaries	14	14	2	3	6	3
Other debts without recourse to the Company	55	55	10	20	21	4
Legal settlement	5	5	3	2	—	—
Derivative instrument financial liabilities	95	95	12	5	78	--

	2,137	2,742	740	121	771	1,110

As at December 31, 2010, the Company had unused credit facilities of $364 million, net of outstanding letters of credit of $17 million.

						2009
	Carrying	Contractual	Less than	Between one	Between two	More than
	amount	cash flows	one year	and two years	and five years	five years

	$	$	$	$	$	$

Non-derivative financial liabilities:
Bank loans and advances	83	83	83	—	—	—
Accounts payable and accrued liabilities	491	491	491	—	—	—
Revolving credit facility	159	169	5	164	—	—
Term credit facility	100	109	3	3	103	—
Unsecured senior notes	1,155	1,862	91	91	435	1,245
Other debts of subsidiaries	33	33	6	6	17	4
Other debts without recourse to the Company	42	42	4	8	20	10
Legal settlement	7	7	3	3	1	—
Derivative instrument financial liabilities	60	60	5	4	51	—

	2,130	2,856	691	279	627	1,259

As at December 31, 2009, the Company had unused credit facilities of $543 million, net of outstanding letters of credit of $27 million.
d) Other risk
In 2010, the Company entered into a put and call agreement with Industria E Innovazione («Industria») whereby Cascades has the option to buy 9.07% of the shares of RdM (100% of the shares held by Industria) for €0.43 per share between March 1, 2011 and December 31, 2012. Industria also has the option to require the Company to purchase its shares for €0.41 per share between January 1, 2013 and March 31, 2014. The Company evaluated theses options using the binomial model and recorded a net liability of $6 million.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	79

Note 19
Accumulated other comprehensive income
a)

	2010	2009	2008

Foreign currency translation of self-sustaining foreign subsidiaries, net of hedging activities and related income tax of $(58) million (2009—$(54) million)	59	88	141

Unrealized gains (losses) arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of $(1) million (2009—$(1) million)	4	4	(57)

Unrealized losses arising from interest rate swap agreements designated as cash flow hedges net of related income tax of $1 million (2009—$1 million)	(3)	(2)	(2)

Unrealized gains arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $5 million (2009—$(3) million)	(14)	1	3

	46	91	85

b) Change in foreign currency translation of self-sustaining foreign subsidiaries is as follows:

	2010	2009	2008

Balance—Beginning of year	88	141	(49)
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	(53)	(128)	176
On certain long-term debt denominated in foreign currencies designated as a hedge of net investments in self-sustaining foreign subsidiaries	28	87	17
Future income taxes on designated long-term debt	(4)	(12)	(3)

Balance—End of year	59	88	141

Note 20
Related party transactions
The Company entered into the following transactions with related parties:

	2010	2009	2008

Joint ventures[1]
Sales	33	33	30
Revenue from services	3	4	5
Purchases	8	6	7
Significantly influenced companies
Sales	100	90	74
Purchases	57	60	48
Purchases of services	2	3	3

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	80

The balance sheets as at December 31 included the following balances with related parties:

	2010	2009

Joint ventures [1]
Accounts receivable	6	6
Accounts payable	2	1
Significantly influenced companies
Accounts receivable	11	10
Accounts payable	8	8

1	Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.
Key Management compensation
The remuneration of directors and other members of senior key management personnel is shown below:

2010

Salaries and other short-term benefits	7
Post-employment benefits	4
Share-based payments	2
13

Note 21
Interests in joint ventures
The major components of the interests in joint ventures in the consolidated financial statements, including the transaction concluded on March 1, 2008, relating to the combination of RdM and the Company’s European recycled cartonboard business of Cascades S.A. are as follows:

	2010	2009	2008

Consolidated balance sheets
Current assets	134	124	148
Long-term assets	141	153	169
Current liabilities	58	72	144
Long-term debt, net	30	35	12
Cash and cash equivalents at end of year	3	10	5
Total assets	275	277	317
Total debt[1]	111	100	85
Consolidated statements of earnings
Sales	339	322	308
Depreciation and amortization	15	15	12
Operating income	19	10	7
Financing expenses	3	4	4
Net earnings (loss)	9	1	(9)
Consolidated statements of cash flows
Operating activities	14	30	(3)
Investing activities	(9)	32	2
Financing activities	(11)	(57)	2
Additional information
Dividends received by the Company from joint ventures	12	4	5

1	Includes bank loans and advances, current portion of long-term debt, and long-term debt.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	81

Note 22
Subsequent events
a)	On February 18, 2011, the Company sold its only European Containerboard Group white-top linerboard mill located in Avot-Vallée, France. Total consideration is €11 million ($15 million), of which €5 million ($7 million) has been received at closing and the remaining balance will be received over a maximum of 3 years. No gain or loss resulted from this disposition.
b)	On March 11, 2011, the Company announced that it entered into an agreement for the sale of Dopaco Inc., its converting business for the quick-service restaurant industry for a cash consideration of US$400 million. The transaction is expected to close before the end of April 2011.

2010 financial information relating to this division is as follows:	2010

Condensed balance sheet
Current assets	102
Long-term assets	200
Current liabilities	31
Condensed statement of earnings
Sales (net of intercompany sales)	434
Depreciation and amortization	25
Operating income	35

Note 23
Summary of Differences between Canadian and United States Generally Accepted Accounting Principles
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differs in certain respects from United States generally accepted accounting principles (“U.S. GAAP”). Such differences, as they relate to the Company, are summarized below.
1. U.S. GAAP Accounting Pronouncements
1.1	In December 2007, the Financial Accounting Standards Board (“FASB”) issued ASC 810-10, “Consolidation”. ASC 810-10 established new guidance governing the accounting for and reporting of non controlling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case), that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. The Company adopted ASC 810-10 effective as of January 1, 2009. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented. As a result, upon adoption, we retroactively reclassified the “Minority interests in subsidiaries” balance previously included in other liabilities to a new component of equity with respect to NCIs in consolidated subsidiaries. The adoption also impacted certain captions previously used in our Consolidated Statements of Earnings (loss), largely identifying net loss including NCI and net loss attributable to the Company. Additional disclosures required by this standard are also reflected in our Consolidated Statement of shareholders’ equity. Effective January 1st, 2009, and for the purpose of our reconciliation to U.S. GAAP, the Company adopted the provisions of ASC 810-10 and as a result noncontrolling interest are adequately reflected in the consolidated financial statements.
1.2	In June 2009, the FASB issued FASB Statement No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140 (FAS 166), amending the guidance on transfers of financial assets in order to address practice issues highlighted most recently by events related to the economic downturn. The amendments include:
(1)	eliminating the qualifying special-purpose entity concept,

(2)	a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting,

(3)	clarifications and changes to the derecognition criteria for a transfer to be accounted for as a sale,

(4)	a change to the amount of recognized gain or loss on a transfer of financial assets accounted for as a sale when beneficial interests are received by the transferor, and

(5)	extensive new disclosures.
On January 1st, 2010, the Company prospectively adopted the new requirements which resulted in the non recognition of the transfer of receivables. As a result, under U.S. GAAP, the Company recognizes the accounts receivable for an amount of $14 million and recorded a secured borrowing liability.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	82

In June 2009, the FASB issued FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R) (FAS 167), amending the consolidation guidance for variable-interest entities under FIN 46(R). The amendments include:

(1) the elimination of the exemption for qualifying special purpose entities,

(2) a new approach for determining who should consolidate a variable-interest entity, and

(3) changes to when it is necessary to reassess who should consolidate a variable-interest entity.

The Company adopted the new requirements on January 1, 2010. The adoption of those amendments did not have a material impact on the Company’s consolidated financial statements.

2.	Recent accounting pronouncements under U.S. GAAP not yet adopted

2.1	In October 2009, the FASB issued ASC 605-25, “Multiple-Element Arrangements” for arrangements with multiple deliverables under which a company is required to use its best estimate of selling price for the deliverables in an arrangement when vendor specific objective evidence or third party evidence of the selling price is not available. In addition, the residual method of allocating arrangement consideration will no longer be permitted. Under the new guidance, non-software components of tangible products and certain software components of tangible products have been removed from the scope of existing software revenue recognition guidance. Revenue for those products will be recognized in a manner similar to revenue for other tangible products. The new guidance, including the requirement for expanded qualitative and quantitative disclosures, is effective prospectively for fiscal years beginning on or after June 15, 2010, which for the Company is January 1, 2011. The Company is assessing the impact of this ASC on its consolidated financial statements.

2.2	In January 2010, the FASB issued an update of ASC 820-10, “Fair Value Measurements and Disclosures-Overall” (formerly FAS 157, “Fair Value Measurements”) to add two new disclosures:

(1) transfers in and out of Level 1 and 2 measurements and the reasons for the transfers, and (2) a gross presentation of activity within the Level 3 roll forward.

The updated ASC also includes clarifications to existing disclosure requirements on the level of disaggregation and disclosures regarding inputs and valuation techniques. These modifications are effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for interim and annual periods beginning after December 15, 2010. The Company is assessing the impact of this ASC on its consolidated financial statements.

2.3	In April 2010, the FASB issued an update of ASC 718, “Compensation—Stock Compensation”, which provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. This Update is effective for fiscal years and interim periods beginning on or after December 15, 2010 with early adoption permitted. The Company is assessing the impact of this ASC on its consolidated financial statements.
3.	Reconciliation to United States generally accepted accounting principles (U.S. GAAP)
These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with U.S. GAAP.
3.1	Reconciliation of consolidated net earnings (loss)

	Note		2010	2009	2008

Net earnings (loss) under Canadian GAAP			17	60	(54)
U.S. GAAP adjustments:
Investment tax credit	(a	)	2	—	(1)
Change in fair value arising from commodity derivative financial instruments	(c	)	—	—	1
Excess of redemption price of Class B preferred shares on their paid-up capital net of related taxes	(f	)	(1)	—	—
Gain on dilution	(j	)	—	(5)	—
Inventory costs	(d	)	—	—	(1)
Employee future benefits	(e	)	2	3	(1)
Accumulated translation adjustment	(l	)	(2)	—	—
Tax effect on U.S. GAAP adjustments			(1)	1	7

Net earnings (loss) under U.S. GAAP			17	59	(49)

Net earnings (loss) under U.S. GAAP from continuing operations			18	59	(67)
Net earnings (loss) under U.S. GAAP from discontinued operations			(1)	—	18

			17	59	(49)

Basic net earnings (loss) under U.S. GAAP from continuing operations per common share			0.18	0.60	(0.67)
Basic and diluted net earnings (loss) under U.S. GAAP per common share			0.18	0.60	(0.49)
Weighted average of common shares outstanding during the year			96,807,032	97,656,412	98,804,536

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	83

3.2	Statement of changes in consolidated shareholders’ equity under U.S. GAAP

						2010
			Accumulated
			other			Total
	Common	Contributed	comprehensive	Retained	Non controlling	shareholders’
	stock	surplus	income (loss)	earnings	Interest	equity

Balance as at December 31, 2009	492	17	21	739	21	1,290
Redemption of common shares	(3)	(1)	—	—	—	(4)
Dividends paid to Cascades’ shareholders	—	—	—	(16)	—	(16)
Net earnings for the year	—	—	—	17	—	17
Net changes in amounts attributable to noncontrolling interests	—	—	—	—	3	3
Stock-based compensation	—	1	—	—	—	1
Other comprehensive income (loss) (net of tax)	—	—	(74)	—	—	(74)

Balance as at December 31, 2010	489	17	(53)	740	24	1,217

						2009
			Accumulated
			other			Total
	Common	Contributed	comprehensive	Retained	Non controlling	shareholders’
	stock	surplus	income	earnings	Interest	equity

Balance as at December 31, 2008	499	12	40	696	22	1,269
Redemption of common shares	(7)	3	—	—	—	(4)
Dividends paid to Cascades’ shareholders	—	—	—	(16)	—	(16)
Net earnings for the year	—	—	—	59	—	59
Net changes in amounts attributable to noncontrolling interests	—	—	—	—	(1)	(1)
Stock-based compensation	—	2	—	—	—	2
Other comprehensive income (loss) (net of tax)	—	—	(19)	—	—	(19)

Balance as at December 31, 2009	492	17	21	739	21	1,290

						2008
			Accumulated
			other			Total
	Common	Contributed	comprehensive	Retained	Non controlling	shareholders’
	Stock	surplus	income (loss)	earnings	Interest	equity

Balance as at December 31, 2007	502	11	(79)	762	25	1,219
Redemption of common shares	(3)	—	—	(1)	—	(4)
Dividends paid to Cascades’ shareholders	—	—	—	(16)	—	(16)
Net loss for the year	—	—	—	(49)	—	(49)
Net changes in amounts attributable to non controlling interests	—	—	—	—	(3)	(3)
Stock-based compensation	—	1	—	—	—	1
Other comprehensive income (net of tax)	—	—	119	—	—	119

Balance as at December 31, 2008	499	12	40	696	22	1,269

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	84

3.3	Reconciliation of consolidated shareholders’ equity

	Note		2010	2009

Shareholders’ equity under Canadian GAAP			1,281	1,325
U.S. GAAP adjustments:
Investment tax credit	(a	)	7	5
Gain realized on formation of Norampac	(b	)	44	44
Employee future benefits	(e	)	(9)	(11)
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans	(e	)	(148)	(103)
Gain on dilution	(j	)	(5)	(5)
Excess of redemption price of Class B preferred shares on their paid-up capital net of related taxes	(f	)	6	7
Hedging of purchases of property, plant and equipment	(k	)	1	—
Tax effect on above adjustments			40	28

Shareholders’ equity under U.S. GAAP			1,217	1,290

3.4	Reconciliation of consolidated balance sheets

					2010

	Note	Canadian GAAP	Adjustments	RDM impact (h)	U.S. GAAP

Current assets	(m)	1,133	14	(112)	1,035
Property, plant and equipment	(a) (b) (f) and (k)	1,777	37	(105)	1,709
Intangible assets, other assets and goodwill	(b) (c) (e) and (j)	814	(45)	57	826

Total assets		3,724	6	(160)	3,570

Current liabilities	(m)	654	14	(106)	562
Long-term debt	(c)	1,383	19	(29)	1,373
Other liabilities	(a) (b) (e) and (f)	406	37	(25)	418

Total liabilities		2,443	70	(160)	2,353

Shareholders’ equity	(a) (b) (e) (f) (j) and (k)	1,281	(64)	—	1,217

					2009
	Note	Canadian GAAP	Adjustments	RDM impact (h)	U.S. GAAP

Current assets		1,082	—	(106)	976
Property, plant and equipment	(a) (b) and (f)	1,912	35	(110)	1,837
Intangible assets, other assets and goodwill	(b) (c) and (e)	798	(42)	56	812

Total assets		3,792	(7)	(160)	3,625

Current liabilities		598	—	(101)	497
Long-term debt	(c)	1,459	20	(34)	1,445
Other liabilities	(a) (b) (e) and (f)	410	8	(25)	393

Total liabilities		2,467	28	(160)	2,335

Shareholders’ equity	(a) (b) (e) and (f)	1,325	(35)	—	1,290

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	85

3.5	Reconciliation of consolidated statement of earnings (loss)

					2010
	Note	Canadian GAAP	Adjustments	RDM impact (h)	U.S. GAAP

Sales		3,715	—	(242)	3,473
Costs of sales and expenses	(a) (e) (f) and (g)	3,593	2	(234)	3,361

Operating income		122	(2)	(8)	112
Interest expense		112	—	(3)	109
Foreign exchange loss on long term debt		4	—	—	4

		6	(2)	(5)	(1)
Provision for income tax	(a) (e) (f) and (g)	—	(4)	(2)	(6)
Share of results of significant influence companies	(l)	(15)	2	(3)	(16)

Discountinued operations		(1)	—	—	(1)

Net earnings including noncontrolling interests		20	—	—	20
Net earnings attributable to noncontrolling interests		3	—	—	3

Net earnings attributable to Cascades inc.		17	—	—	17

					2009
	Note	Canadian GAAP	Adjustments	RDM impact (h)	U.S. GAAP

Sales		3,877	—	(224)	3,653
Costs of sales and expenses	(a) (e) and (g)	3,663	(2)	(221)	3,440

Operating income		214	2	(3)	213
Interest expense		118	—	(4)	114
Foreign exchange loss on long term debt		31	—	—	31

		65	2	1	68
Provision for income tax	(a) (e) and (g)	23	(2)	(2)	19
Share of results of significant influence companies	(j)	(17)	5	3	(9)

Net earnings including noncontrolling interests		59	(1)	—	58
Net loss attributable to noncontrolling interests		(1)	—	—	(1)

Net earnings attributable to Cascades inc.		60	(1)	—	59

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	86

					2008
				RDM impact
	Note	Canadian GAAP	Adjustments	(h)	U.S. GAAP

Sales		4,017	—	(211)	3,806
Costs of sales and expenses	(a) (d) (e) and (g)	4,001	7	(219)	3,789
Operating income from continuing operations		16	(7)	8	17
Interest expense		102	—	(4)	98
Foreign exchange loss on long term debt		24	—	—	24

		(110)	(7)	12	(105)
Provision for income tax	(a) (e) and (g)	(32)	(12)	—	(44)
Share of results of significant influence companies		(8)	—	12	4
Net earnings from discontinued operations		(18)	—	—	(18)

Net loss including non controlling interests		(52)	5	—	(47)
Net earnings attributable to non controlling interests		2	—	—	2

Net loss attributable to Cascades inc.		(54)	5	—	(49)

3.6	Main adjustments explanations
a)	Under U.S. GAAP, investment tax credits are accounted for as a tax recovery. Under Canadian GAAP, investment tax credits are accounted for as a reduction of the underlying investment.

b)	On December 30, 1997, the Company and Domtar Inc. merged their respective containerboard and corrugated packaging operations to form Norampac Inc., a 50-50 joint venture. Under Canadian GAAP, a portion of the gain realized on the transaction of an original amount of approximately $58 million, net of related taxes, was recorded against property, plant and equipment and goodwill. Under U.S. GAAP, this gain would have been recognized in earnings on December 30, 1997. Therefore, an adjustment is required to adjust amortization expenses recorded under Canadian GAAP. On December 29, 2006, the Company acquired the remaining outstanding common shares of Norampac. Therefore since this date, the goodwill is not amortized anymore and the difference recorded before became a permanent difference. In addition, under U.S. GAAP, additional liabilities have been included in the allocation of the purchase price at the date of the transaction with respect to employee future benefits with a corresponding adjustment to goodwill.

c)	In 2007, the Company adopted sections 1530, 3251, 3855 and 3865 (referred to as the “Sections”) of the CICA Handbook with respect to measurement and recognition of financial instruments, hedges, equity and comprehensive income. These Sections essentially harmonized Canadian GAAP and U.S. GAAP except for the classification of deferred financing costs. Under Canadian GAAP, those costs are added to the carrying value of the related long-term debt. Under U.S. GAAP, deferred financing costs are classified in other assets. As of December 31, 2010 the reclassification of those costs amounted to $19 million ($20 million in 2009). With the exception of the latter, the adjustment resulting from the adoption of these Sections effective January 1, 2007 under Canadian GAAP had no impact on U.S. GAAP. Under Canadian GAAP, prior to January 1, 2007, gains and losses were charged to earnings in the same period as the respective hedged item affected earnings.

d)	Prior to January 1, 2008, the cost of inventories under U.S. GAAP included, among other things, an allocation of the depreciation expense on production equipment as well as other indirect costs. For the year ended December 31, 2007, the Company recorded an amount of $6 million as cumulative adjustment relating to the allocation of such costs as a component of inventory. Starting January 1, 2008, the Company adopted, retroactively without restatements of prior periods, Section 3031 of the CICA Handbook establishing new measurement requirements which essentially harmonized Canadian and U.S. GAAP.

e)	Under U.S. GAAP in accordance with ASC 715, the Company recognizes the overfunded or underfunded status of its defined benefits plans as an asset or liability with changes in that funded status recognized through comprehensive income. Prior to the adoption of ASC 715, a minimum pension liability adjustment was recorded in accumulated other comprehensive income for plans whose accumulated benefit obligation exceeded the fair value of plan assets. The excess of its liability over the intangible assets, which can also be recorded for the plan, was recorded in comprehensive income. This adjustment is not required under Canadian GAAP. Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses arising prior to January 1, 2000.

f)	In 2003, the Company redeemed all of the outstanding Class B preferred shares of a subsidiary for a consideration of $16 million. Under Canadian GAAP, the excess of the redemption price of $10 million over the recorded capital was included in retained earnings. Under U.S. GAAP, as these preferred shares represent a non-controlling interest, the excess of $10 million would have been recorded as an increase of $15 million to property, plant and equipment and an increase of $5 million in future income tax liabilities. The adjustment of $15 million to property, plant and equipment is amortized on a straight-line basis over a period of 20 years. In addition, under U.S. GAAP, the premium paid on redemption would be classified under investing activities rather than financing activities.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	87

g)	Under U.S. GAAP, income tax expense would be reduced by $5 million in 2010 (2009 — $4 million; 2008 — $8 million) for tax credits relating to research and development expenses, which are recognized as a reduction of cost of sales under Canadian GAAP.

h)	Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, they are accounted for using the equity method. The different accounting treatments affect only the presentation and classification of financial statement items and not net earnings or shareholders’ equity. Rules prescribed by the U.S. Securities and Exchange Commission (“SEC”) permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. As required, the Company discloses in note 21 the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interests in joint ventures. For RDM, the exemption is not possible, therefore for reconciliation purposes the joint venture has been accounted for under the equity method. The impacts are disclosed in the column RDM Impact. For the other joint ventures, the exemption applies and even under US GAAP they remain consolidated with the proportionate method.

i)	Under U.S. GAAP, the consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that RDM would be shown as an equity investment and not proportionally consolidated. In addition, some total in operating activities under Canadian GAAP would not be presented under U.S. GAAP.

j)	In 2009, Boralex inc., a significantly influenced company, recorded a gain on dilution as a result of a change in ownership in one of its subsidiary, which did not result in a loss of control. Under CICA 1600 “Consolidated financial statements”, such gain is recorded in net earnings for the year. Under US GAAP a gain on dilution which did not result in a loss of control is accounted for as equity transaction. As a result, the Company reclassified an amount of $5 million from net earnings for the year to shareholders’ equity.

k)	In 2010, Boralex inc. entered into forward foreign exchange contracts as a hedge of anticipated purchases of equipment in Euros relating to the construction of wind turbines in Canada. Under Canadian GAAP, gains and losses on the forward contracts are recorded in accumulated other comprehensive income and released to property, plant and equipment as purchases are being made. Under U.S. GAAP, gains and losses in accumulated other comprehensive income are realized through the statement of earnings as an adjustment to depreciation expense over the life of the related equipment.

l)	In 2010, Boralex Inc., an equity accounted investment, recognized a loss equivalent to a proportionate amount of the exchange loss accumulated in the separate component of shareholders’ equity relating to a partial repayment of long-term advances which are classified as part of Boralex’s net investment in that foreign operation under Canadian GAAP. Under U.S. GAAP, the loss resulting from the currency translation of such long-term advance is not recognized on a partial repayment from the foreign operation as such gains and losses are recognized only upon complete or substantially complete liquidation of the foreign operation.

m)	Under Canadian GAAP, the Company’s factoring program qualifies for derecognition as a sale of its accounts receivables. Under U.S. GAAP, sale of those receivables do not meet the derecognition criterias of ASC 860. As a result, the Company reclassified an amount of $14 million from accounts receivable to accounts payable.

CASCADES — ANNUAL REPORT 2010 — CONSOLIDATED FINANCIAL STATEMENTS	88